AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON February 9, 2007

REGISTRATION NO. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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MULTIBAND CORPORATION
(Exact name of registration as specified in its charter)

MINNESOTA	4841	41-1255001
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9449 SCIENCE CENTER DRIVE
NEW HOPE, MINNESOTA 55428
(763) 504-3000
(Address, including zip code, and telephone number,
including area code of registrant's principal executive offices)

JAMES L. MANDEL
CHIEF EXECUTIVE OFFICER
9449 SCIENCE CENTER DRIVE
NEW HOPE, MINNESOTA 55428
(763) 504-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
___________

COPIES TO:

STEVEN M. BELL, ESQ.
9449 SCIENCE CENTER DRIVE
NEW HOPE, MINNESOTA 55428
(763) 504-3051
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APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
From time to time after this registration statement becomes effective.
___________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective date registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

___________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Shares of Common Stock no par value per share	2,418,494	$ .64	$1,547,836	$195.03

Shares of Common Stock, no par value per share, issuable upon conversion of the Company’s Series I Convertible Preferred Stock (including accrued dividends thereon)	2,781,506	$ .64	$1,780,164	$224.30

Shares of Common Stock, no par value per share, underlying Warrants	5,714,288	$ .64	$3,657,144	$460.80

Totals	10,914,288	$ .64	$6,985,144	$880.13

(1)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457© under the Securities Act of 1933.

Based on the closing price for the common stock on February 6, 2007 as reported on The NASDAQ SmallCap Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(Subject to Completion) THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS Issued February 9, 2007

MULTIBAND CORPORATION
10,914,288
Shares of Common Stock

This Prospectus relates to the sale or other disposition of up to 10,914,288 shares of our common stock by the selling shareholder named herein or its transferees. 2,418,494 of the shares are issued and outstanding. Up to 2,781,506 of the shares are issuable upon conversion of shares of our Series I convertible preferred stock held by the selling shareholder (including accrued dividends thereon). The remaining 5,714,288 shares are issuable upon the exercise of certain warrants held by the selling shareholder.

We will not receive any proceeds from the sale or other disposition by the selling shareholder or its transferees of the common stock covered hereby We will, however, receive the proceeds of any cash exercise of the warrants. If all of the warrants are exercised for cash, we would receive net proceeds of approximately $9,409,000. See "Use of Proceeds".

Our common stock is traded on The NASDAQ SmallCap Market under the symbol " MBND" On February 6, 2007 , the closing sales price of our common stock as reported by The NASDAQ SmallCap Market was per share.

The selling shareholder may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

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YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS (See page 4)
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The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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THE DATE OF THIS PROSPECTUS IS February 9, 2007.

Table of Contents

I.	Prospectus Summary	1

II.	Our Company	1

III.	Risk Factors	4

IV.	Forward-Looking Statements	7

V.	Use of Proceeds/Description of Warrants	7

VI.	Dividend Policy	7

VII.	Selling shareholder	8

VIII.	Plan of Distribution	9

IX.	Legal Matters	11

X.	Experts/Material Changes	11

XI.	Where You Can Find More Information	12

XII.	Incorporation of Certain Information by Reference	12

XIII.	Information Concerning Forward-Looking Statements	13

XIV.	Information Not Required in Prospectus	15

PROSPECTUS SUMMARY

 This summary highlights selected information and does not contain all the information that is important to you. You should carefully read this prospectus and the documents we have referred you to in "Where You Can Find More Information" for more information about Multiband and our financial statements. In this prospectus, references to "Multiband," "we," "us" "our" and “Company” refer to Multiband and its subsidiaries.

Our Company

Multiband Corporation (Multiband), (f/k/a Vicom, Incorporated), is a Minnesota corporation formed in September 1975. Multiband has two operating segments: 1) Multiband Consumer Services (MCS, legally known as Multiband Subscriber Services, Inc.), which encompasses the subsidiary corporations, Multiband USA, Inc. and Rainbow Satellite Group, LLC; and 2) Minnesota Digital Universe, Inc. (MDU).

Multiband completed an initial public offering in June 1984. In November 1992, Multiband became a non-reporting company under the Securities Exchange Act of 1934. In July 2000, Multiband regained its reporting company status. In December 2000, Multiband stock began trading on the NASDAQ stock exchange under the symbol VICM. In July 2004, the symbol was changed to MBND concurrent with the Company's name change from Vicom, Incorporated to Multiband Corporation.

Multiband's website is located at: www.multibandusa.com .

From its inception until December 31, 1998, Multiband operated as a telephone interconnect company only. Effective December 31, 1998, Multiband acquired the assets of the Midwest region of Enstar Networking Corporation (ENC), a data cabling and networking company. In late 1999, in the context of a forward triangular merger, Multiband, to expand its range of computer products and related services, purchased the stock of Ekman, Inc. d/b/a Corporate Technologies, and merged Ekman, Inc. into the newly formed surviving corporation, Corporate Technologies, USA, Inc. (MBS). MBS provided voice, data and video systems and services to business and government. The MBS business segment was sold effective March 31, 2005. MCS segment began in February 2000. MCS provides voice, data and video services to multiple dwelling units (MDUs), including apartment buildings, condominiums and time share resorts. During 2004 the Company purchased video subscribers in a number of separate transactions, the largest one being Rainbow Satellite Group, LLC. During 2004 the Company also purchased the stock of Minnesota Digital Universe, Inc. (MDU segment), which made the Company the largest master service operator in MDU's for DirecTV satellite television in the United States. In 2005 and 2006, The Company, in a number of separate transactions, purchased other video subscribers. None of those acquisitions were significant.

Minnesota Digital Universe, Inc. (MDU Segment)

The Company, through its MDU segment , also serves as a master service operator for DirecTV, a provider of satellite television service. DirecTV is the largest provider of satellite television services in the United States with approximately 16 million subscribers. DirecTV competes with the leading cable companies and with Echostar, America's second largest provider of satellite television. The Company, through its direct operations, markets DirecTV services. The MDU segment allows the Company to offer satellite television services to residents of multi-dwelling-units through a network of affiliated operators.

Multiband Consumer Services (MCS Segment)

Since 2000, Multiband has offered voice, data and video services to residents of the multi dwelling unit (MDU) market. Our experience in this market suggests that property owners and managers are currently looking for a solution that will satisfy two market demands from customers. The first market demand from customers that they are dealing with is how to satisfy the residents who desire to bring satellite television service to the unit without using equipment that is visually unattractive or a structural/maintenance problem. The second is how to provide competitive access for local and long distance telephone, cable television and internet services. Our MCS offering addresses these demands and provides the consumer several benefits, including:

o Lower Cost Per Service
o Blended Satellite and Cable Television Package
o Multiple Feature Local Phone Services (features such as call waiting, call forwarding and three-way calling)
o Better than Industry Average Response Times
o One Number for Billing and Service Needs
o One Bill for Local, Long Distance, Cable Television and Internet

"Instant On" Service Availability

As we develop and market this package, we keep a marketing focus on two levels of customer for this product. The primary decision-makers are the property owners/managers. Their concerns are focused on delivering their residents reliability, quality of service, short response times, minimized disruptions on the property, minimized alterations to the property and value added services. Each of these concerns is addressed in our contracts with the property owner, which includes annual reviews and 10 year terms as service providers on the property. The secondary customer is the end-user. We provide the property with on-going marketing support for their leasing agents to deliver clear, concise and timely information on our services. This will include simple sign up options that should maximize our penetration of the property.

When taken as a whole, and based on Multiband’s interpretations of U.S. Census Bureau statistics, cable television, telephone and internet services currently generate over $170 billion of revenues annually in the U.S, with an estimated 26 million households living in MDUs. We believe these statistics indicate stable growing markets with demand that is likely to deliver significant values to businesses that can obtain a subscriber base of any meaningful size.

Multiband Consumer Industry Analysis
Strategy

Currently, the services described below are being offered primarily in New York, California, Minnesota, Florida, Illinois, Missouri and North Dakota. Our primary competition will come from the local incumbent providers of telephone and cable television services.

Local Telephone Service

We compete with the former Bell System companies such as Verizon Communications (Verizon) and Qwest Communications International, Inc. (Qwest) for local telephone services. Although those companies have become the standard for local telephone service, we believe we have the ability to under price their service while maintaining high levels of customer satisfaction.

Cable Television Service

We compete with Comcast Corporation (Comcast), Time Warner and others for pay-TV customers. Comcast and Time-Warner are national cable television service providers. We believe we have a significant consumer benefit in that we are establishing private rather than public television systems, which allows us to deliver a package that is not laden with local "public access" stations that clog the basic service package. In essence, we will be able to deliver a customized service offering to each property based upon pre-installation market research that we perform. The pricing of our service is also untariffed which allows for flexible and competitive "bundling" of services.

Long Distance Telephone Service

Cingular-Wireless, LLC (Cingular), MCI, Inc. (MCI), and Sprint Corporation (Sprint) are our principal competitors in providing long distance telephone service. They offer new products almost weekly. Our primary concern in this marketplace is to assure that we are competitive with the most recent advertised offerings in the "long distance wars." We will meet this challenge by staying within a penny of the most current offering, while still maintaining a high gross margin on our product. We accomplish this through various carrier agency associations. We expect to generate a high penetration in our long distance services amongst our local service subscribers because private property owners in the shared tenant environment (similar to a hotel environment) are not required to offer multiple long distance carriers to their tenants.

Internet Access Service

The clear frontrunners in this highly unregulated market are America Online, Inc., Comcast and Netzero. They compete with local exchange carriers, long distance carriers, Internet backbone companies and many local ISPs (Internet Service Providers). The general concern among consumers is the quality of the connection and the speed of the download. We believe our design provides the highest broadband connection speeds that are currently available. The approach that we will market is "blocks of service." Essentially, we deliver the same high bit rate service in small, medium and large packages, with an appropriate per unit cost reduction for those customers that will commit to a higher monthly expenditure.

Market Description

We are currently marketing Multiband services to MDU properties primarily throughout Minnesota, North Dakota, Missouri, Florida, New York, California and Illinois. We will target properties that range from 50 to 150 units on a contiguous MDU property for television and Internet access only. We will survey properties that exceed 150 units for the feasibility of local and long distance telephone services.

We are concentrating on middle to high-end rental complexes. We are also pursuing resort area condominiums. A recent U.S. Census Bureau table indicates that there are more than 65,000 properties in the United States that fit this profile. Assuming an average of 100 units per complex, our focus is on a potential subscriber base of 6,500,000.

A recent Property Owners and Manager Survey, published by the U.S. Census Bureau , shows that the rental properties are focusing on improving services and amenities that are available to their tenants. These improvements are being undertaken to reduce tenant turnover, relieve pricing pressures on rents and attract tenants from competing properties. We believe that most of these owners or managers are not interested in being "in the technology business" and will use the services that we are offering. Various iterations of this package will allow the owners to share in the residual income stream from the subscriber base.

Number of Units/Customers

At December 26, 2006, the Company had approximately 115,354 subscriptions (owned and managed) for its services.

Employees

As of December 26, 2006, Multiband employed three full-time management employees, eight accounting personnel, and eight information technology employees. As of that same date, MCS had 76 full-time employees, consisting of nine in sales and marketing, thirty-one in technical positions, thirty in customer service and related support, and six in management. MDU had two management employees.

RISK FACTORS

Risk Factors

Our operations and our securities are subject to a number of risks, including but not limited to those described below. If any of the following risks actually occur, the business, financial condition or operating results of Multiband and the trading price or value of our common stock could be materially adversely affected.

General

Multiband, since 1998, has taken several significant steps to reinvent and reposition itself to take advantage of opportunities presented by a shifting economy and industry environment.

Recognizing that voice, data and video technologies in the late twentieth century were beginning to systematically integrate as industry manufacturers were evolving technological standards from "closed" proprietary networking architectures to a more "open" flexible and integrated approach, Multiband, between 1998 and 2001, purchased three competitors which, in the aggregate, possessed expertise in data networking, voice and data cabling and video distribution technologies.

In early 2000, Multiband created its MCS division, employing the aforementioned expertise, to provide communications and entertainment services (local dial tone, long distance, high-speed internet and expanded satellite television services) to residents in MDUs on one billing platform, which the Company developed internally.

The specific risk factors, as detailed below, should be analyzed in the context of the Company's anticipated MCS related growth.

Net Losses

The Company had net losses of $7,475,000 for the year ended December 31, 2005, $9,783,962 for the year ended December 31, 2004, and $4,365,004 for the year ended December 31, 2003. Multiband may never be profitable.

The prolonged effects of generating losses without additional funding may restrict our ability to pursue our business strategy. Unless our business plan is successful, an investment in our common stock may result in a complete loss of an investor's capital.

If we cannot achieve profitability from operating activities, we may not be able to meet:
o	our capital expenditure objectives;
o	our debt service obligations; or
o	our working capital needs.

Working Capital Deficit

The Company had a working capital deficiency of ($971,418) and ($8,931,414), as of December 31, 2005 and December 31, 2004, respectively; primarily due to operating losses and acquisition related debt. Although both operating losses and acquisition related debts were reduced during 2005, there is no assurance the Company will have positive working capital or be able to meet its working capital needs in future periods.

Goodwill

In June 2001, the Financial Accounting Standards Board (FASB) adopted Statement of Financial Accounting Standards (SFAS) 142, "Goodwill and Other Intangible Assets" which changed the amortization rules on recorded goodwill from a monthly amortization to a periodic "impairment" analysis for fiscal years beginning after December 15, 2001. In 2004, the Company recorded an impairment charge of $2,748,879 related to Multiband Business Services which is included in discontinued operations at December 31, 2004. As of December 31, 2005, the Company had remaining recorded goodwill of $954,871 primarily related to the purchase of Rainbow Satellite Group, LLC. and the purchase of certain assets of Dinamo Entertainment, Inc.

Deregulation

Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced that address issues affecting operations and those of our competitors, which may cause significant changes to our industry. We cannot predict the outcome of these developments, nor can we assure you that these changes will not have a material adverse effect on us. Historically, we have been a reseller of products and services, not a manufacturer or carrier requiring regulation of its activities. Pursuant to Minnesota statutes, our Multiband activity is specifically exempt from the need to tariff our services in MDU's. However, the Telecommunications Act of 1996 provides for significant deregulation of the telecommunications industry, including the local telecommunications and long-distance industries. This federal statute and the related regulations remain subject to judicial review and additional rule-makings of the Federal Communications Commission, making it difficult to predict what effect the legislation will have on us, our operations, and our competitors.

Dependence on Strategic Alliances

Several suppliers or potential suppliers of Multiband, such as McLeod, WorldCom, WS Net, XO Communications and others have filed for bankruptcy in recent years. While the financial distress of its suppliers or potential suppliers could have a material adverse effect on Multiband's business, Multiband believes that enough alternate suppliers exist to allow the Company to execute its business plans. The Company is also highly dependent on its Master System Operator agreement with DirecTV. The initial term of the agreement, which expires in August 2008, is for three years and provides for two additional two-year renewals if the Company has a minimum number of paying video subscribers in its system operator network. Although an alternate provider of satellite television services, Echostar, exists, the termination of its agreements with DirecTV could have a material adverse effect on Multiband's business.

Changes in Technology

A portion of our projected future revenue is dependent on public acceptance of broadband and expanded satellite television services. Acceptance of these services is partially dependent on the infrastructure of the internet and satellite television which is beyond Multiband's control. In addition, newer technologies, such as video-on-demand, are being developed which could have a material adverse effect on the Company's competitiveness in the marketplace if Multiband is unable to adopt or deploy such technologies.

Attraction and Retention of Employees

Multiband's success depends on the continued employment of certain key personnel, including executive officers. If Multiband were unable to continue to attract and retain a sufficient number of qualified key personnel, its business, operating results and financial condition could be materially and adversely affected. In addition, Multiband's success depends on its ability to attract, develop, motivate and retain highly skilled and educated professionals with a wide variety of management, marketing, selling and technical capabilities. Competition for such personnel is intense and is expected to increase in the future.

Intellectual Property Rights

Multiband relies on a combination of trade secret, copyright, and trademark laws, license agreements, and contractual arrangements with certain key employees to protect its proprietary rights and the proprietary rights of third parties from which Multiband licenses intellectual property. Multiband also relies on agreements with owners of MDUs which grant the Company rights of access for a specific period to MDU premises whereby Multiband is allowed to offer its voice, data, and video services to individual residents of the MDUs. If it was determined that Multiband infringed the intellectual property rights of others, it could be required to pay substantial damages or stop selling products and services that contain the infringing intellectual property, which could have a material adverse effect on Multiband's business, financial condition and results of operations. Also, there can be no assurance that Multiband would be able to develop non-infringing technology or that it could obtain a license on commercially reasonable terms, or at all. Multiband's success depends in part on its ability to protect the proprietary and confidential aspects of its technology and the products and services it sells. There can be no assurance that the legal protections afforded to Multiband or the steps taken by Multiband will be adequate to prevent misappropriation of Multiband's intellectual property.

Variability of Quarterly Operating Results

Variations in Multiband's revenues and operating results occur from quarter to quarter as a result of a number of factors, including customer engagements commenced and completed during a quarter, the number of business days in a quarter, employee hiring and utilization rates, the ability of customers to terminate engagements without penalty, the size and scope of assignments and general economic conditions. Because a significant portion of Multiband's expenses are relatively fixed, a variation in the number of customer projects or the timing of the initiation or completion of projects could cause significant fluctuations in operating results from quarter to quarter.

Certain Anti-Takeover Effects

Multiband is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of Multiband. These anti-takeover statutes may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Multiband's securities, or the removal of incumbent management.

Volatility of Multiband's Common Stock

The trading price of our common stock has been and is likely to be volatile. The stock market has experienced extreme volatility, and this volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will continue after this offering. Investors may not be able to sell the common stock at or above the price they paid for their common stock, or at all. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

Future Sales of Our Common Stock May Lower Our Stock Price

If our existing shareholders sell a large number of shares of our common stock, the market price of the common stock could decline significantly. The perception in the public market that our existing shareholders might sell shares of common stock could depress our market price.
Competition

We face competition from others who are competing for a share of the MDU market, including other satellite companies, cable companies and telephone companies. Some of these companies have significantly greater assets and resources than we do.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities law. Terminology such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue," "predict," or other similar words, identify forward-looking statements. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the industries in which we operate, as well as the industries we service, and our business and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in "Risk Factors."

USE OF PROCEEDS/DESCRIPTION OF WARRANTS

We will not receive any proceeds from the sale or other disposition by the selling shareholder or its transferees of the common stock covered hereby We will, however, receive the proceeds of any cash exercise of the warrants. If all of the warrants are exercised for cash, we would receive net proceeds of approximately $9,409,000, after payment of the offering expenses and assuming the warrants are exercised. We have agreed to pay all of the expenses related to this offering, estimated to be approximately $20,000. The warrants have fixed exercise prices ranging from $1.575 to $1.725 per share. The warrants expire in February 2008.

We expect to use the net proceeds from the exercise of the warrants primarily for acquisitions, working capital and other general corporate purposes, including expenditures for sales, marketing, fixed assets and inventory. No specific amount has been allocated to any particular purpose. Pending these uses, we intend to invest the net proceeds of this offering in investment grade, interest-bearing securities.

DIVIDEND POLICY

We have never paid cash dividends on our common stock, nor do we have plans to do so in the foreseeable future. The declaration and payment of any cash dividends on our common stock in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition.

The holders of the Class A Preferred, Class B Preferred, Class C Preferred, Class D Preferred, Class E Preferred, Class F Preferred, Class G Preferred Class H Preferred and Class I Preferred (collectively, "Preferred Stock") are entitled to receive, as and when declared by the Board, out of the assets of the Company legally available for payment thereof, cumulative cash dividends calculated based on the per share stated value of the Preferred Stock. The per annum dividend rate is eight percent (8%) for the Class A Preferred and ten percent (10%) for the Class B Preferred, Class C Preferred and Class F Preferred, fourteen percent (14%) for the Class D Preferred, fifteen percent (15%) for the Class E Preferred, to be paid in kind, eight percent (8%) for the Class G Preferred, six percent (6%) for the Class H Preferred and variable rate tied to prime for the Class I Preferred dividends on the Class A Preferred, Class C Preferred, Class D Preferred, Class F Preferred and Class G Preferred are payable quarterly on March 31, June 30, September 30, and December 31 of each year. Dividends on the Class B and Class I Preferred are payable monthly on the first day of each calendar month. Dividends on the Class H Preferred are payable semiannually on June 30 and December 31 of each year. Dividends on the Preferred Stock accrue cumulatively on a daily basis until the Preferred Stock is redeemed or converted.

In the event of any liquidation, dissolution or winding up of Multiband, the holders of the Class A Preferred and Class B Preferred will be entitled to receive a liquidation preference of $10.50 per share, and the holders of the Class C Preferred, Class D Preferred, Class E Preferred, Class F Preferred and Class G Preferred will be entitled to receive a liquidation preference of $10.00 per share, each subject to adjustment. Holders of the Class H Preferred will be entitled to receive a liquidation preference of $100,000 per share. Holders of the Class I Preferred will be entitled to receive a liquidation preference of $100. per share. Any liquidation preference shall be payable out of any net assets of Multiband remaining after payment or provision for payment of the debts and other liabilities of Multiband.

No holder of Preferred Stock can require Multiband to redeem his or her shares, except for a single Class F and Class H shareholders. The single Class F shareholder who, at its sole discretion pursuant to a put option, can force the Company to redeem up to 50,000 Class F Preferred Shares (the equivalent of $500,000 worth, $220,000 redeemed as of December 31, 2006). Class H shareholders have the right to convert all or a portion of preferred shares upon the occurrence of a major transaction or triggering event as defined in the agreement. Multiband, upon notice, may voluntarily redeem the Preferred Stock, in whole or in part, at a redemption price per class equal to the liquidation prices stated above provided the closing bid price of the common stock exceeds a certain share price, ($4.00 per share for Classes A, B and C; $2.75 per share for Class F; and $2.00 per share for Class H. Classes G and I have no redemption “call” price. Classes D and E have been completely redeemed and extinguished as of December 31, 2005). Upon Multiband's call for redemption, the holders of the Preferred Stock called for redemption will have the option to convert each share of Preferred Stock into shares of common stock until the close of business on the date fixed for redemption, unless extended by Multiband in its sole discretion. Preferred Stock not converted would be redeemed.

SELLING SHAREHOLDER

This Prospectus relates to the sale or other disposition of up to 10,914,288 shares of our common stock by the selling shareholder named herein or its transferees. 2,418,494 of the shares are issued and outstanding. Up to 2,781,506 of the shares are issuable upon conversion of shares of our Series I convertible preferred stock held by the selling shareholder (including accrued dividends thereon). The remaining 5,714,288 shares are issuable upon the exercise of certain warrants held by the selling shareholder. The selling shareholder acquired these securities in a private transaction from another investor in the Company. In connection with that acquisition, we agreed to affect the registration of the shares covered hereby. The registration statement of which this Prospectus is a part has been filed pursuant to that agreement. In the event that this registration statement is not declared effective by [date] (assuming no review by the SEC) or we do not maintain the effectiveness of such registration statement until such time as the shares covered hereby are sold by the selling shareholder or are otherwise transferable pursuant to Rule 144(k), we will be liable to the selling shareholder for liquidated damages in the amount of 1.5% of the aggregate amount invested by the selling shareholder pursuant to the purchase agreement with the other investor for each 30-day period or pro rata for any portion thereof, that we fail to satisfy our obligations under our agreement. We may also be liable for additional liquidated damages in certain circumstances. Upon the effectiveness of the registration statement of which this Prospectus is a part, the selling shareholder has agreed to convert its shares of our Series I Convertible Preferred Stock into shares of our common stock.

The table below lists the selling shareholder, shows the shares of common stock beneficially owned by the selling shareholder as of January 24, 2007, and the shares covered hereby offered for resale by the selling shareholder. Our registration of these shares does not necessarily mean that the selling shareholder will sell all or any of their shares of common stock. The “Shares Beneficially Owned After Offering” columns in the table assume that all shares covered by this Prospectus will be sold by the selling shareholder and that no additional shares of common stock are bought or sold by the selling shareholder. The selling shareholder has not had, within the past three years, any position, office or other material relationships with us.

The information provided in the table is from the selling shareholder, reports furnished to us under rules of the SEC, and our stock ownership records.

	Shares Beneficially Owned Prior To Offering		Shares To Be Sold	Shares Beneficially Owned After Offering 1

Beneficial Owner	Shares (1)	Percent (2)		Number	Percent
Special Situation Fund III QP, L.P. (3) 527 Madison Avenue, Suite 2600 New York, NY 10022	10,914,288	26.5%	10,914,288	0	0

(1) Includes (i) up to 2,781,506 shares issuable upon conversion of shares of our Series I convertible preferred stock held by the selling shareholder (including accrued dividends thereon) which are convertible within 60 days of January 24, 2007 and (ii) 5,714,288 shares issuable upon the exercise of warrants held by the selling shareholder which are exercisable within 60 days of January 24, 2007.
(2) Based on an average of 35,353,764 shares outstanding at January 24, 2007, and 41,068,052 shares outstanding after the exercise of warrants.

(3) MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the investment adviser to the Special Situations Fund III QP, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of the Special Situations Fund III QP, L.P.

PLAN OF DISTRIBUTION

The selling shareholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholder may also sell shares of our common stock short after the initial effective date of the registration statement of which this Prospectus is a part and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conform to the requirements of that rule.

The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A selling shareholder who is an "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 302A.251 of the Minnesota statutes, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interest of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. Multiband's Articles of Incorporation provide for indemnification pursuant to Minnesota statutes. We also have directors' and officers' insurance in the amount of $3,000,000 per occurrence.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Steven M. Bell, Esq. of New Hope, Minnesota.

EXPERTS

The consolidated financial statements and Schedule II of Multiband Corporation and Subsidiaries incorporated herein by reference in this prospectus for the years ended December 31, 2005, December 31, 2004 and December 31, 2003, have been audited by Virchow, Krause & Company, LLP, independent registered public accounting firm, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We will be filing annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under File No. 0-13529. You may read and copy any document in our public files at the SEC's offices at:

•	Judiciary Plaza
450 Fifth Street, NW
Room 1024
Washington, D.C. 20549

•	500 West Madison Street
Suite 1400
Chicago, Illinois 60606

•	3475 Lenox, N.E.
Suite 1000
Atlanta, Georgia 30326

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov, through the SEC's electronic data gathering analysis and retrieval system, EDGAR. Our common stock is traded on the NASDAQ Smallcap Market under the symbol "MBND." Information about us is also available from the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of that document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents, which we have filed with the Commission, are incorporated by reference in this Prospectus:

•	our Annual Report as amended on Form 10-K for the fiscal year ended December 31, 2005;

•	our proxy statement for the 2006 Annual Meeting of Shareholders;

•	our quarterly reports on Form 10-Q for the quarters ended September 30th, 2006, June 30, 2006 and March 31st, 2006

•	our Forms 8-K filed with the SEC.

•	the description of our common stock contained in our Registration Statement on Form 10.

All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this Prospectus. Any statement contained in a document incorporated by reference in this Prospectus shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

We will provide without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all documents that have been or may be incorporated by reference in the Prospectus (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Your requests should be directed to our Chief Financial Officer at our principal executive offices at:

9449 Science Center Drive
New Hope, Minnesota 55428
Telephone Number (763) 504-3000

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

All statements contained in this Prospectus and the documents we incorporate be reference that are not statements of historical fact are “forward-looking statements”. Sometimes these statements contain words like “believe”, “belief”, “plan”, “anticipate”, “expect”, “estimate”, “may”, “will”, or similar terms. Forward-looking statements involve known or unknown uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by the forward-looking statements. The “Risk Factors” section summarizes certain of the material risks and uncertainties that could cause our actual results, performance or achievements to differ materially from what we have said in this Prospectus and the documents we incorporate by reference. The Risk Factors apply to all of our forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. We will not revise these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

Multiband,
Corporation

10,914,288
Shares of Common Stock

PROSPECTUS

February 9, 2007

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

The following table sets forth expenses and costs payable by the Registrant expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission's registration fee.
Amount

Registration fee under Securities Act	$880.13
Selling Agent's commissions	$0.00
Legal fees and expenses	$10,577.20
Accounting fees and expenses	$4,410.00
Printing expenses	$2,000.00
Registrar and transfer agent fees	$0.00
Miscellaneous expenses	$2,132.67

Total	$20,000.00

Item 15. Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Statutes empowers a Minnesota corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

Article VII of the Registrant's Articles of Incorporation eliminates the liability of directors of the Registrant to the Registrant or its shareholders for monetary damages for breach of fiduciary duty except for any breach of a director's duty of loyalty to the Registrant or its shareholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, under Sections 302A.559 of the Minnesota Statutes (relating to illegal distributions) or Section 80A.23 of the Minnesota Statutes (relating to securities law violations), for any transaction from which the director derived an improper personal benefit; or for any act or omission occurring prior to May 22, 1987, which is the date that this provision in the Registrant's Articles became effective.

The above discussion of Section 302A.521 and of the Registrant's Articles of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Articles of Incorporation. The Registrant has insurance in the amount of $3,000,000 per occurrence insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers.

Item 16. Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description

2.1	Asset Purchase Agreement and related documents with Enstar Networking Corporation dated December 31, 1998(1)
2.2	Agreement and Plan of Merger with Ekman, Inc. dated December 29, 1999(1)
2.3	Asset Purchase Agreement with Vicom Systems (14)
3.1	Amended and Restated Articles of Incorporation of Vicom, Inc.(1)
3.2	Restated Bylaws of Vicom, Incorporated(1)
3.3	Articles of Incorporation of Corporate Technologies, USA, Inc.(1)
3.5	Audit Committee Charter (9)
4.1
Certificate of Designation of the Relative Rights, Restrictions and Preferences of 8% Class A Cumulative Convertible Preferred Stock and 10% Class B Cumulative Convertible Preferred Stock dated December 9, 1998(1)

4.2	Form of Warrant Agreement(1)
4.3	Warrant Agreement with James Mandel dated December 29, 1999(1)
4.4	Warrant Agreement with Marvin Frieman dated December 29, 1999(1)
4.5	Warrant Agreement with Pierce McNally dated December 29, 1999(1)
4.6	Warrant Agreement with Enstar, Inc. dated December 29, 1999(1)
4.7	Warrant Agreement with David Ekman dated December 29, 1999(1)
4.8	Certificate of Designation of the Relative Rights, Restrictions and Preferences of 10% Class C Cumulative Convertible Stock(2)
4.9	Certificate of Designation of the Relative Rights, Restrictions and Preferences of 14% Class D Cumulative Convertible Stock(2)
4.10	Certificate of Designation of the Relative Rights, Restrictions and Preferences of 15% Class E Cumulative Convertible Stock(2)
4.11	Securities Purchase Agreement Dated September 18, 2003 (6)
4.12	Secured Convertible Note Agreement (7)
4.13	Wholesale Services Agreement Dated March 4, 2004 (8)
4.14	Note Purchase Agreement (11)
4.15	Series H Preferred Documents (12)
4.16	Series I Preferred Documents (13)
5.1	Opinion of Steven M. Bell, Esq.(6)
10.1	Vicom Lease with Marbell Realty dated June 20, 1996(1)
10.2	Employment Agreement with Marvin Frieman dated October 1, 1996(1)
10.3	Employment Agreement with Steven Bell dated October 1, 1996(1)
10.4	Employment Agreement with James Mandel dated August 14, 1998(1)
10.5	Vicom Associate Agreement with NEC America, Inc. dated June 1999(1)
10.6	Loan Agreement with Wells Fargo dated June 17, 1999(1)
10.7	Employment Agreement with David Ekman dated December 29, 1999(1)
10.8	Debenture Loan Agreement with Convergent Capital dated March 9, 2000(1)
10.9	Corporate Technologies, USA, Inc. lease with David Ekman dated January 249, 2000(1)
10.10	Amendment dated July 11, 2000 to debenture loan agreement with Convergent Capital dated March 9, 2000.(2)
10.11	Corporate Technologies agreement with Siemens dated December 14, 2001(4)
10.12	Note with Pyramid Trading, L.P. (4)
10.14	Employment Agreement of Steven M. Bell dated January, 1, 2002(5)
10.15	Employment Agreement of James Mandel dated January 24, 2002(5)
10.16	Acquisition Agreement of Minnesota Digital Universe (9)
10.17	Acquisition of Rainbow Satellite Group, LLC (10)
14	Multiband Code of Ethics for Senior Officers (9)
19.1	2000 Non-Employee Director Stock Compensation Plan (3)
19.2	2000 Employee Stock Purchase Plan (3)
21.1	List of subsidiaries of the registrant(1)
23.1	Consent of Virchow, Krause & Company, LLP (15)
24.1	Power of Attorney (included on signature page of original registration statement)
31.1	Rule 13a-14 (s) Certification of Chief Executive Officer - James Mandel (15)
31.2	Rule 13a-14 (s) Certification of Chief Financial Officer - Steven Bell (15)
32.1	Section 1350 of Sarbanes-Oxley Act of 2002 - James Mandel (15)
32.2	Section 1350of Sarbanes-Oxley Act of 2002 - Steven Bell (15)

[consider filing the RRA as an exhibit]

(1)	Previously filed as the same exhibit to the Registrant's Registration Statement on Form 10, as amended.
(2)	Previously filed as the same exhibit to the original Registration Statement on Form S-1 filed on August 11, 2000 and declared effective on August 18, 2000.
(3)	Previously filed as the same exhibit to Registrant’s Proxy Statement on Form 14A, filed on July 31, 2000.
(4)	Previously filed as the same exhibit to the original Registration Statement on Form S-1 filed on August 15, 2001 and declared effective on August 20, 2001.
(5)	Previously filed as the same exhibit to Registrant’s Form 10-Q filed May 15, 2002
(6)	Previously filed as the same exhibit to Registrant’s Form 8-K filed September 24, 2003.
(7)	Previously filed as the same exhibit to Registrant’s Form 8-K filed December 16, 2003.
(8)	Previously filed as the same exhibit to Registrant’s Form 8-K filed March 17, 2004.
(9)	Previously filed as the same exhibit to registrants Form 8-K filed June 9, 2004.
(10)	Previously filed as the same exhibit to registrants form 8-K filed July 9, 2004.
(11)	Previously filed as the same exhibit to registrants form 8-K filed November 19, 2004.
(12)	Previously filed as the same exhibit to registrants form 8-K filed November 24, 2004.
(13)	Previously filed as the same exhibit to registrants form 8-K filed February 3, 2005.
(14)	Previously filed as the same exhibit to registrants form 8K filed April 6, 2005
(15)	Filed herewith

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1993, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For purposes of determining any liability under the Securities Act of 1993, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hope, State of Minnesota, on February 9, 2007.

MULTIBAND

By:	/s/ Steven M. Bell
President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-3 has been signed by the following persons in their capacities indicated as of February 9, 2007.

[should include a customary power of attorney]

Signature	Title
Steven. M. Bell /s/ Steven M. Bell	President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)
James L. Mandel /s/ James L. Mandel	Chief Executive Officer and Director (Principal Executive Officer)
Jonathan Dodge /s/ Jonathan Dodge	Director
Eugene Harris /s/ Eugene Harris	Director
Donald Miller /s/ Donald Miller	Director and Chairman
Frank Bennett /s/ Frank Bennett	Director

*By:	Steven M. Bell Attorney-in-Fact